Exhibit 10.5

PROMISSORY NOTE

$399,000.00	Date: October 31, 2021

Durango, Colorado

FOR VALUE RECEIVED, Eurasia Energy Ltd., a corporation formed under the laws of the British West Indies (the “Maker”), promises to pay to Justin DeAngelis or holder (the “Lender”), at his address located at 9421 Salt Water Ct; Las Vegas, NV 89117, or such other place as the Lender may designate from time to time, the principal sum of Three Hundred Ninety Nine Thousand and No/100 Dollars ($399,000.00), payable in cash or stock of the company, priced at two cents ($0.02) per share at the lender option, together with interest from the date of this Note on the unpaid principal balance, upon the terms and conditions specified below. This Promissory Note (this “Note”) is the “Promissory Note” referenced in that certain Contribution and Exchange Agreement, dated as of as of the date hereof, between the Maker and the Lender (the “Contribution and Exchange Agreement”).

1. Payment.

1.1 Maturity. Maker will repay the outstanding principal balance of this Note, together with interest accrued but unpaid to date, in a single installment of principal and interest on July 29, 2022 (the “Maturity Date”).

1.2 Interest. This Note shall accrue simple interest, from the date hereof until such principal is paid, on any unpaid principal balance at the rate of six percent (6%) per annum. During any period in which an Event of Default has occurred and is continuing, interest shall accrue on the unpaid principal balance at the rate of twelve percent (12%) per annum. Interest shall be calculated on the basis of actual number of days elapsed based on a year of 365/366 days, as the case may be, and the actual number of days elapsed. All accrued but unpaid interest shall be payable on the Maturity Date. When any payment is due on a day that is not a Business Day, the payment shall be due on the next Business Day.

1.3 Maximum Interest Rate. Notwithstanding any provision in this Note, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under applicable law shall be deemed to be the laws relating to permissible rates of interest on commercial loans). If any interest payment due hereunder is determined to be in excess of the legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and shall be applied against principal.

1.4 Payments; Allocation of Payments. Principal and interest are payable in lawful money of the United States of America. All payments shall be credited first to interest and the remainder to the principal.

1.5 Prepayment. The Maker may prepay this Note at any time, without premium or penalty.

2. Amendment Provisions. Any term of this Note may be amended or waived with the written consent of the Maker and the Lender.

3. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Maker and the Lender.

4. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Maker and the Lender and their respective successors and assigns.

5. Event of Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Lender and upon written notice of the Lender to the Maker (which election and notice shall not be required in the case of an Event of Default under Section 5.2 or 5.3), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

5.1 The Maker fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

5.2 The Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

5.3 An involuntary petition is filed against the Maker (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Maker.

5.4 Entry of any final judgment of $100,000 or more against the Maker not covered by insurance that is not discharged, appealed or stayed within sixty (60) days of its entry.

5.5 Any act or omission resulting in the termination, forfeiture, loss, suspension or material change of Borrower’s (i) existence or (ii) legal capacity, except where such termination, forfeiture, loss, suspension or material change is cured within sixty (60) days of its occurrence.

6. Attorney’s Fees. The Maker shall pay all costs, fees and expenses (including but not limited to court costs and reasonable and documented, out-of-pocket attorneys’ fees) incurred by the holder hereof in collecting or attempting to collect any amount that becomes due hereunder or in seeking legal advice with respect to such collection or a default hereunder.

7. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by sender-confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to the Maker at the address as set forth on the signature page hereof and to the Lender at the address set forth above or at such other address as the Maker or the Lender may designate by ten (10) days advance written notice to the other parties hereto.

8. Headings and Governing Law. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of Colorado, without regard to principles of conflicts of law.

9. Waiver. The Maker hereby waives notice, presentment, protest, notice of dishonor, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

10. Time Of The Essence. Time is of the essence in the performance of the terms and conditions contained herein.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and delivered to the Lender as of the date first above written.

MAKER:

Eurasia Energy Ltd.

By:	/s/ Marilyn Giulia Roosevelt
	Name:	Marilyn Giulia Roosevelt
	Title:	Director, Duly Authorized

Address:	1714 Duchess Drive Longmont, CO 80501

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